Exhibit 10.40.2
AMENDMENT TO
FEDERATED DEPARTMENT STORES, INC.
PROFIT SHARING 401(k) INVESTMENT PLAN
     The Federated Department Stores, Inc. Profit Sharing 401(k) Investment Plan (the “Plan”) is hereby amended, effective as of April 1, 1997 and in order to include as part of the Plan that was executed by the Plan sponsor on February 5, 2002 certain Plan provisions that had been modified earlier by the Plan sponsor but inadvertently had not been included as part of such February 5, 2002-executed Plan, in the following respects:
     1. Section 1.26 of the Plan is amended in its entirety to read as follows:
     1.26 Savings Agreement — means, with respect to a Participant and for any specified period that the agreement is in effect, any agreement enrolled in (or deemed enrolled in under the provisions of the Plan) by the Participant and under which the Participant elects (or is deemed to elect) that his or her Covered Compensation for the specified period is to be reduced on a pre-tax basis and/or after-tax basis in 1% increments up to 15% (or, on or after January 1, 2002, up to 25%) or that no part (0%) of his or her Covered Compensation is to be reduced on either a pre-tax or after-tax basis. Any Savings Agreement is subject to the following provisions:
          1.26.1 In no event may a Participant’s Covered Compensation for any specified period be reduced on either a pre-tax or after-tax basis or on an aggregate basis by more than 15% (or, on or after January 1, 2002, by more than 25%) pursuant to a Savings Agreement. The Committee may, in order to make it easier for the Plan to meet the limits set forth in Sections 4A and 5A below, further restrict the amount by which any Participant who is then believed to be a Highly Compensated Employee may have his or her Covered Compensation reduced on either a pre-tax or after-tax basis or on an aggregate basis for a specified period pursuant to a Savings Agreement to some lower percent.
          1.26.2 Also, in no event may a Participant’s Covered Compensation be reduced on a pre-tax basis for any calendar year by more than $9,500 (or any higher amount to which this figure is adjusted by the Secretary of the Treasury or his or her delegate for such calendar year pursuant to Section 402(g) of the Code).
          1.26.3 Except as is otherwise provided in Sections 1.26.4, 1.26.5, and 1.26.6 below, a Savings Agreement or amended Savings Agreement must be affirmatively enrolled in by a Participant on a form prepared or approved for this purpose by the Committee and filed with a Plan representative, by a communication to a Plan representative under a telephonic system approved by the Committee, or under any other method approved by the Committee, with the specific method or methods to be used to be chosen in its discretion by the Committee. The Committee may choose different methods to apply to Participants in different situations (e.g., requiring a form to be used for new Participant but a telephonic system to be used for other Participants). Regardless of what method is to be used for a Participant, if the Participant properly enrolls in a Savings Agreement or amends such an agreement under the method for doing so which applies to him or her and the type of election he or she is making, for all other provisions of the Plan he or she will be deemed to have “filed” with a Plan representative such agreement or amendment on the day he or she completes all steps required by such method to enter into such agreement or amendment. Any Savings Agreement or amendment of a Savings Agreement which is made by a Participant pursuant to the provisions of this Section 1.26.3 shall become effective as of the first date after such agreement or amendment is filed with a Plan representative on which the Committee can reasonably put such agreement or amendment into effect.
          1.26.4 Any election made by a Participant who first becomes a Participant in the Plan prior to January 1, 1999, and who does not otherwise affirmatively enroll in a Savings Agreement that becomes effective pursuant to the provisions of Section 1.26.3 above by the first date on which he or she is entitled to receive Compensation from the Employer (for purposes of this Section 1.26.4, the Participant’s “first pay day”), shall be deemed to have automatically enrolled in a Savings Agreement under which no part (0%) of the Participant’s Covered Compensation is to be reduced on a pre-tax or after-tax basis. Such initially deemed Savings Agreement shall become effective on the Participant’s first pay day.
          1.26.5 Any Participant who first becomes a Participant in the Plan on or after January 1, 1999, and who does not otherwise affirmatively enroll in a Savings Agreement that becomes effective pursuant to the provisions of Section 1.26.3 above by the first date on which he or she is entitled to receive Compensation from the Employer (for purposes of this Section 1.26.5, the Participant’s “first pay day”), shall be deemed to have automatically enrolled in a Savings Agreement under which 3% of the Participant’s Covered Compensation is reduced on a pre-tax basis and under which 0% of his or her Covered Compensation is reduced on an after-tax basis, with such initially deemed Savings Agreement becoming effective on the Participant’s first pay day, provided that (1) he or she receives a notice from the Employer explaining his or her rights to elect to have no or a different percent of his or her Covered Compensation reduced on a pre-tax basis under the Plan by affirmatively enrolling in a Savings Agreement pursuant to the provisions of Section 1.26.3 above and, after receiving such notice, (2) he or she is given a reasonable period before the Participant’s first pay day to make such an election. If such conditions are not met, then such Participant shall be deemed to have automatically enrolled in a Savings Agreement, to be effective as of the Participant’s first pay day, under which no part (0%) of the

Participant’s Covered Compensation is to be reduced on a pre-tax or after-tax basis.
          1.26.6 Any Participant who is reinstated as an active Participant in the Plan (pursuant to Section 3.4 below) after having previously been an active Participant in the Plan, and when the Savings Agreement that had been in effect for the Participant on the latest date he or she last previously had been an active Participant no longer is in effect, and who does not otherwise affirmatively enroll in a Savings Agreement that becomes effective pursuant to the provisions of Section 1.26.3 above by the first date after such reinstatement that the Participant is entitled to receive Compensation from the Employer (for purposes of the Section 1.26.6, the Participant’s “first post-reinstatement pay day”), shall be deemed to have automatically enrolled in a Savings Agreement under which no part (0%) of the Participant’s Covered Compensation is to be reduced on a pre-tax or after-tax basis. Such deemed Savings Agreement shall become effective on the Participant’s first post-reinstatement pay day.
          1.26.7 Any Savings Agreement or amended Savings Agreement that becomes effective for a Participant under any of the foregoing provisions of this Section 1.26 shall remain in effect until the earlier of (1) the date the next amended Savings Agreement enrolled in by the Participant pursuant to the provisions of Section 1.26.3 above becomes effective or (2) the expiration of a reasonable administrative period after the Participant ceases to be an Employee. The reasonable administrative period referred to in clause (2) of the immediately preceding sentence shall be set by the Committee in order to permit the Plan a reasonable period of time to render the applicable Savings Agreement ineffective and generally will last for no more than 60 days after the Participant ceases to be an Employee.
2. Section 4.6 of the Plan is amended in its entirety to read as follows:
     4.6 Rollover Contributions. A Covered Employee may, whether or not he or she is yet a Participant in the Plan under the provisions of Section 3 above, cause any distribution applicable to him or her from another plan which he or she certifies is an eligible rollover distribution (within the meaning of Section 402(c) of the Code) to be paid directly from such other plan to this Plan pursuant to the terms of Section 401(a)(31) of the Code, (1) provided that the Committee receives a written notice from the plan administrator of such other plan that the other plan has received a determination letter from the Internal Revenue Service concluding that the other plan is qualified as a tax-favored plan under Section 401(a) of the Code or that the other plan is intended to be such a tax-favored plan and either is intending to obtain such determination letter or is not required under applicable Internal Revenue Service rules to obtain such a determination letter, and (2) provided that the Committee has no information which shows that such payment is other than an eligible rollover contribution under Section 402(c) of the Code.

Any such payment to the Plan shall be referred to as a “Rollover Contribution” under the Plan. In addition, the following provisions shall apply to the making of any Rollover Contribution to the Plan:
     4.6.1 If a Covered Employee makes a Rollover Contribution to the Plan but is not a Participant in the Plan under the provisions of Section 3 above, he or she shall still be considered a Participant under the other provisions of the Plan to the extent such other provisions concern the establishment of an Account to reflect such contribution, the investment, crediting of Plan earnings and losses, loaning, withdrawing, and distribution of such Account, and the administration of the Plan with respect to such Account, but he or she shall not be considered a Participant for any other purposes of the Plan until he or she qualifies as a Participant under the provisions of Section 3 above.
     4.6.2 Further, subject to such administrative rules as may be adopted by the Committee, a Rollover Contribution that is made by a Covered Employee to the Plan from another plan may include a note that reflects a loan that was previously made by the other plan to the Covered Employee and that is still outstanding as of the date of the Rollover Contribution, provided that all of the following conditions are met:
          (a) The Committee receives information (e.g., a certification of the plan administrator of the other plan) that permits it to reasonably conclude that such loan was not previously included in the Covered Employee’s income for Federal income tax purposes by reason of the provisions of Section 72(p) of the Code and that such loan did not qualify as a prohibited transaction under Section 4975 of the Code or Section 406 of ERISA by reason of the provisions of Section 4975(d)(1) of the Code or Section 408(b)(1) of ERISA;
          (b) The loan is secured by a portion of the amount of the Rollover Contribution that would be sufficient security for the loan under the Plan and the Committee’s policies if such loan had been made under the Plan at the time of the Rollover Contribution; and
          (c) The only changes to the loan that need to be made by reason of its rollover to the Plan and in order to administer the loan properly under the Plan are to change the obligee under the loan to the Plan and, if necessary, to change minor administrative procedures concerning the payment of the loan (e.g., to change the dates on which payments under the loan will be paid to conform to the pay dates that will apply to the Covered Employee while employed by the Employer, to permit payments to be made by payroll deductions from the Covered Employee’s pay from the Employer, to credit all payments on the loan to the Account to which the Rollover Contribution of which the loan note is a part is allocated, and to invest any payment on the loan to the Investment Fund or Funds in which such Account is invested at the time of the payment).

If the Committee permits a loan note to be included as part of a Covered Employee’s Rollover Contribution to the Plan under the provisions of this Section 4.6.2, then it may make such changes to the loan that are described in paragraph (c) above and otherwise administer the loan in accordance with the terms of the loan note. Such loan shall not be deemed to be a loan made by the Plan under the terms of Section 6.9 below.
3. Section 6.12.3 of the Plan is amended in its entirety to read as follows:
     6.12.3 Except as is otherwise provided in the following provisions of this Section 6.12.3, a Participant who was not a participant in any Prior Plan on or before March 31, 1997 shall have a vested interest in any Matching Account of his or hers as of any specific date equal to a percentage (for purposes of this Section 6.12.3, the “vested percentage”) of such Account, determined in accordance with the immediately following schedule (based upon his or her years of Vesting Service completed to the subject date):

Years of Vesting Service	Vested Percentage
Less than 3	0%
3 but less than 4	20%
4 but less than 5	40%
5 but less than 6	60%
6 but less than 7	80%
7 or more	100%
          (a) Notwithstanding the foregoing and except as is otherwise provided in the following provisions of this Section 6.12.3, a Participant who was not a participant in any Prior Plan on or before March 31, 1997 shall have a vested interest in any Matching Account of his or hers as of any specific date that occurs on or after January 1, 2002 equal to a vested percentage of such Account that is determined in accordance with the immediately following schedule (based upon his or her years of Vesting Service completed to the subject date) if he or she completes at least one Hour of Service on or after January 1, 2002:

Years of Vesting Service	Vested Percentage
Less than 2	0%
2 but less than 3	20%
3 but less than 4	40%
4 but less than 5	60%
5 but less than 6	80%
6 or more	100%
          (b) Notwithstanding the foregoing provisions of this Section 6.12.3, a Participant who was not a participant in any Prior Plan on or before March 31, 1997 shall be fully vested in any Matching Account of his or hers if he or she attains his or her Normal Retirement Age, incurs a Total Disability, or dies while, in any such case, still an Employee.
          (c) In addition, and also notwithstanding the foregoing provisions of this Section 6.12.3, a Participant who was not a Participant in any Prior Plan on or before March 31, 1997 shall be fully vested in any Matching Account of his or hers if he or she ceases to be an Employee by reason of the closing or sale (not including the merger into any Associated Employer or into any division or facility of an Associated Employer) of any Associated Employer (or any division or facility of an Associated Employer) while he or she is employed by such Associated Employer (or division or facility of such Associated Employer).
          (d) Further, and also notwithstanding the foregoing provisions of this Section 6.12.3, a Participant who was not a Participant in any Prior Plan on or before March 31, 1997 shall be fully vested in any Matching Account of his or hers if he or she ceases to be an Employee by reason of (and in accordance and in a manner consistent with) the Employer taking actions (including a written notification) to terminate his or her employment with the Employer at some point during the period that begins on July 1, 1999 and ends on December 31, 2000 because of the Employer’s outsourcing to a corporation or other organization (that is not part of an Associated Employer) of certain facility management functions which generally involve the non-retailing operations of the Employer’s facilities.
4. Section 7.3.2 of the Plan is amended in its entirety to read as follows:
     7.3.2 Any such hardship withdrawal must also be necessary to satisfy the need for the withdrawal. A withdrawal shall be deemed necessary to satisfy such need if, and only if, all of the following conditions are certified to by the Participant:
          (a) The withdrawal is not in excess of the amount of the immediate and heavy financial need of the applicable Participant which has caused the Participant to request the withdrawal. The amount of an immediate and heavy financial need of the Participant may include an amount permitted by the Committee under uniform rules to cover Federal income taxes or penalties which can reasonably be anticipated to result to the Participant from the distribution;
          (b) The Participant has obtained or is obtaining by the date of the withdrawal all withdrawals (other than hardship withdrawals) and all nontaxable (at the time of the loans) loans then available under the Plan and all other plans of the Associated Employers, including any loans then available under Section 6.9 above and any withdrawal then available under Section 7.1 above;
          (c) The Participant shall be suspended from making employee contributions or having contributions made by reason of his or her election pursuant to an arrangement described in Section 401(k) of the Code under the Plan, or any other plan of the Associated Employer which is qualified under Section 401(a) of the Code, for a one year period (or, when the withdrawal payment is made on or after January 1, 2002, for a six month period) beginning on the date on which the withdrawal payment is made;
          (d) The Participant shall be suspended from making employee contributions or having contributions made by reason of his or her election under any plan of deferred compensation of an Associated Employer which is not qualified under Section 401(a) of the Code, including for purposes hereof a stock option or stock purchase plan, for at least one year (or, when the withdrawal payment is made on or after January 1, 2002, six months) after the date on which the withdrawal payment is made; and
          (e) The Participant cannot relieve such need through any other resources.
5. Section 7.4 of the Plan is amended in its entirety to read as follows:
     7.4 Suspension of Savings Contributions. Notwithstanding any other provision in the Plan to the contrary, the ability of any Participant who makes a withdrawal under Sections 7.2 and 7.3 above because of a hardship shall automatically be suspended from making Savings Contributions under this Plan for the one year period (or, when the withdrawal payment is made on or after January 1, 2002, the six month period) beginning on the date on which the withdrawal payment is made. The Participant may elect to have Savings Contributions resume being made on his or her behalf as of any pay day which occurs at least one year (or, when the withdrawal payment is made on or after January 1, 2002, six months) after such withdrawal date (or any subsequent day) only by filing a new Savings Agreement with a Plan representative an administratively reasonable number of days prior to such pay day.

6. Section 7.5 of the Plan is amended in its entirety to read as follows:
     7.5 Reduction of Post-Withdrawal Pre-Tax Savings Contributions. Notwithstanding any other provision in the Plan to the contrary, any Participant who makes a withdrawal under Sections 7.2 and 7.3 above because of a hardship prior to January 1, 2002 may not elect to have Pre-Tax Savings Contributions made to this Plan, and/or to have any contributions made to any other plans of the Associated Employers by reason of an election pursuant to any arrangement described in Section 401(k) of the Code, for the Participant’s tax year next following his or her tax year in which he or she receives such withdrawal which are in the aggregate in excess of an amount equal to: (1) the applicable limit under Section 402(g) of the Code for such next tax year (e.g., $9,500, as increased by the Secretary of the Treasury or his or her delegate for such next tax year); less (2) the aggregate sum of the Pre-Tax Savings Contributions made on behalf of the Participant to this Plan, and the contributions made on his or her behalf to any other plans of the Associated Employers by reason of any arrangement described in Section 401(k) of the Code, for the Participant’s tax year in which such withdrawal is made. However, the provisions of this Section 7.5 shall not apply to any withdrawal payment that is made on or after January 1, 2002.
     IN ORDER TO EFFECT THE FOREGOING PLAN REVISIONS, the sponsor of the Plan hereby signs this Plan amendment this 19th day of July, 2002.

FEDERATED DEPARTMENT STORES,
INC.

By: /s/ David W. Clark
Title: SVP Human Resources